Exhibit 99.6
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                        LETTER TO SHAREHOLDERS OF RECORD

                          UNION ACCEPTANCE CORPORATION

                 UP TO 17,600,000 SHARES OF CLASS A COMMON STOCK
               INITIALLY OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO
                  SHAREHOLDERS OF UNION ACCEPTANCE CORPORATION

Dear Shareholders:


     This letter is being distributed to all holders of common stock, of record on May 10, 2001 (the "Record Date"), of Union Acceptance Corporation (the "Company"), in connection with a distribution of rights ("Rights") to acquire shares of the Company's Class A Common Stock, no par value (the "Class A Common Stock") at a subscription price of $5.00 per share for each share as described in the Prospectus dated May 11, 2001.


     Each beneficial owner of shares of the Company's common stock, regardless of class, is entitled to receive one Right for each share of common stock owned as of the Record Date, and to purchase one (1) share of the Class A Common Stock for each Right held. The Rights may be transferred by the beneficial owner to an affiliate or related party of the beneficial owner, as such terms are defined in the Prospectus.

     Enclosed are copies of the following documents:

     1.   The Prospectus;

     2.   The Subscription Rights Certificate;

     3.   The   "Instructions  As  To  Use  of  Union   Acceptance   Corporation
          Subscription Rights Certificate";

     4.   A Notice of Guaranteed Delivery for Subscription Rights  Certificates;
          and

     5. A return envelope addressed to Computershare Trust Company of New York, the Subscription Agent.


     Your prompt action is requested. The Rights will expire at 5:00 P.M., Eastern Standard Time on June 12, 2001, unless extended by the Company (the "Expiration Date").


     To exercise the Rights, a properly completed and executed Subscription Rights Certificate (or Notice of Guaranteed Delivery) and payment in full of the Subscription Price for all of the Rights exercised must be delivered to Computershare Trust Company of New York, as indicated in the Prospectus prior to 5:00 P.M., Eastern Standard Time on the Expiration Date.

     Additional copies of the enclosed materials may be obtained from D.F. King & Co., Inc., the Information Agent for the offering. Its toll-free telephone number is (800) 859-8509.

                                              Very truly yours,

                                              UNION ACCEPTANCE CORPORATION


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         The Company  will hold a  conference  call at 11:00
         a.m.,    Eastern   Standard   Time   (10:00   a.m.,
         Indianapolis,  Indiana Time),  on May 30, 2001 with
         members of the Company's  management to discuss the
         Rights  Offering.  The  telephone  number  for  the
         conference call is (800) 347-6311.
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